Golden Patriot Corp. Moves Forward with Uranium Project

UNIONDALE, N.Y.--(BUSINESS WIRE)--Golden Patriot Corp. (OTCBB:GPTC) (“GPTC”), an exploration company with interests in both Uranium and Gold, is pleased to announce that Rodinia Minerals, Inc. (“Rodina”) has exercised their right to back-in to acquire 40% of GPTC’s 60% interest in the Lucky Boy Uranium Prospect in Gila County, Arizona. The Lucky Boy Prospect consists of 14 BLM claims and an 80 acre state lease contiguous to those claims.

The GPTC agreement with Rodinia also grants the option to acquire up to an additional 40% of the project from the operator in exchange for paying $125,000 that was owed by GPTC to the operator of the prospect, as well as agreeing to spend the next $400,000 in exploration costs on the property.

Mr. Rudman, GPTC’s CEO said, “Now that Rodinia is exercising their back-in option and agreeing to pay the next $400,000 in exploration costs, this will allow Golden Patriot the ability to participate in this great Uranium prospect without a large dollar commitment. It is also positive to know that at this point Rodinia is very excited in the economic feasibility of this project.”

Golden Patriot is a junior exploration company that has active interests in both uranium and gold prospects. To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.